MOODY NATIONAL REIT II, INC. 8-K

EXHIBIT 10.1

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made as of the Effective Date, by and between RI II MC-HOU, LLC, a Delaware limited liability company (the “Seller”), and MOODY NATIONAL REIT II, INC., a Maryland corporation (the “Purchaser”).

RECITATIONS:

A.       Seller is the owner of that certain tract of land located at 7807 Kirby Street, Houston, Texas 77030, more particularly described on Exhibit A attached hereto and made a part hereof, and the improvements situated thereon, commonly known as the “Residence Inn by Marriott Houston Medical Center/ NRG Park” (the “Hotel”).

B.       Purchaser desires to purchase the above described property from Seller, and Seller desires to sell the above described property to Purchaser, for the Purchase Price (as defined below) and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of premises and in consideration of the mutual covenants, promises and undertakings of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, it is agreed:

ARTICLE I
DEFINITIONS

The following terms shall have the indicated meanings:

1.1       “Accounts Receivable” shall mean all accounts receivable of the Hotel which are shown on the city ledger or other applicable records of the Hotel.

1.2       “Advance Bookings” shall mean reservations and agreements made or entered into by Seller or Manager prior to Closing and assumed by Purchaser for Hotel rooms or meeting rooms to be utilized after Closing, or for catering services or other Hotel services to be provided after Closing, in the ordinary course of business.

1.3       “Affiliate” shall mean any Person that is directly or indirectly (through one or more intermediaries) controlled by, under common control with, or controlling another Person. For the purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person or the power to veto major policy decisions of any Person, whether through the ownership of voting securities, by contract or otherwise.

1.4       “Agreement” shall have the meaning ascribed to such term in the Preamble.

1.5       “Assignment and Assumption Agreement” shall mean an assignment and assumption agreement between Seller and Purchaser in substantially the form attached hereto as Exhibit E, whereby Seller assigns and Purchaser assumes all of the Seller’s rights, title and interest in and to the Hotel Agreements, related to the applicable Property.

1.6       “Authorizations” shall mean all certificates of occupancy, licenses, permits, authorizations and approvals required by any governmental or quasi-governmental agency, body, department, commission, board, bureau, instrumentality or officer, or otherwise appropriate with respect to the construction, ownership, operation, leasing, maintenance, or use of the Property or any part thereof.

1.7        “Bill of Sale and General Assignment” shall mean a bill of sale and general assignment between the Seller and Purchaser substantially in the form attached hereto as Exhibit D, conveying title to the Personal Property (other than Leased Property) from Seller to Purchaser, together with any Warranties and Guaranties related thereto.

1.8        “Closing” shall mean the consummation of the sale and purchase of the Property pursuant to this Agreement.

1.9       “Closing Date” shall mean the date on which the Closing shall occur, which shall be on the date that is seven (7) days following the later of: (a) the expiration of the Study Period, and (b) Lender’s approval of the Loan Assumption and final approval of the Loan Assumption Documents, subject to Purchaser’s right to extend the Closing Date in accordance with Section 7.1.

1.10      “Closing Documents” shall mean the documents defined as such in Article VII.

1.11      “Code” shall have the meaning ascribed to such term in Section 10.20.

1.12      “Deed” shall mean a special warranty deed substantially in the form attached hereto as Exhibit B, conveying fee title to the Real Property from the Seller to Purchaser, subject to all permitted title exceptions.

1.13      “Earnest Money” shall have the meaning ascribed to such term in Section 2.3.

1.14     “Effective Date” (or other similar phrases such as “date of this Agreement” or “date hereof”) shall mean the first date on which the Escrow Agent shall have acknowledged receipt of this Agreement fully executed by Seller and Purchaser.

1.15      “Environmental Conditions” shall have the meaning ascribed to such term in Section 4.6.

1.16      “Environmental Laws” shall mean any present or future federal, state or local laws, statutes, codes, ordinances, rules, regulations, standards, policies, court orders, decrees, administrative orders, guidelines or other governmental directives, as well as common law, relating to protection of human health or safety or the environment or relating to Hazardous Materials, including without limitation, the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), Safe Drinking Water Act (42 U.S.C. § 3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), Clean Air Act (42 U.S.C. § 7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), and any law, statute, regulation, rule or ordinance of the state in which one or more of the Properties is located and any other governmental entity with actual or asserted jurisdiction over the Property or part thereof, concerning such hazardous, special or toxic materials, wastes or substances or any judicial, administrative, or otherwise binding and applicable interpretation of any such laws, rules or regulations.

1.17       “Escrow Agent” shall mean the Title Company.

1.18       “Existing Financing” shall mean that certain Loan Agreement dated on or around September 13, 2017 by and between Seller and Lender, which Seller anticipates on the Closing Date, will have an outstanding balance of approximately $29,100,000.00 which is secured by a Deed of Trust, Security Agreement and Financing Statement.

1.19       “Extension Deposit” shall have the meaning ascribed to such term in Section 7.1.

1.20       “Final Rooms Revenue” shall mean the final nights room revenue for the Hotel (revenue from rooms occupied as of 11:59 p.m. on day prior to the Closing Date, exclusive of food, beverage, telephone and similar charges which shall be retained by the Seller), including any sales taxes, room taxes or other taxes thereon.

1.21       “FIRPTA Certificate” shall mean the affidavit of Seller under Section 1445 of the Internal Revenue Code, as amended.

1.22       “First Deposit” shall have the meaning ascribed to such term in Section 2.3.

1.23       “Governmental Authority” shall mean any federal, state, county, municipal or other government or governmental or quasi-governmental agency, department, commission, board, bureau, office or instrumentality, foreign or domestic, or any of the them.

1.24       “Hotel” shall have the definition ascribed to such term in the Recitations.

1.25       “Hotel Agreements” shall mean collectively the Operating Agreements, Leased Property Agreements, Off-Site Facility Agreements and the Occupancy Agreements.

1.26        “Improvements” shall mean the Hotel and all other buildings, structures, improvements, and all fixtures, systems, facilities and all other items of real estate located on the Land.

1.27       “Independent Contract Consideration” shall mean One Hundred and No/100 Dollars ($100.00) of the Earnest Money which shall be paid by the Escrow Agent to Seller in the event that Purchaser elects to terminate this Agreement.

1.28       “Insurance Policies” shall mean all policies of insurance maintained by or on behalf of Seller pertaining to the Property, its operation, or any part thereof.

1.29       “Intangible Personal Property” shall mean, to the extent assignable, Seller’s right, title and interest in and to all intangible personal property owned or possessed by Seller and used in connection with the ownership or operation of the Property, including, without limitation, (1) Authorizations, (2) utility and development rights and privileges, general intangibles, business records, plans and specifications pertaining to the Real Property and the Personal Property, (3) any unpaid award for taking by condemnation or any damage to the Land by reason of a change of grade or location of or access to any street or highway, (4) the share of the Final Rooms Revenue determined under Section 7.6(h) hereof, and (5) Advance Bookings, excluding Seller’s cash on hand, in the bank accounts and invested with financial or other institutions.

1.30       “Inventory” shall mean all inventories of food, beverage and consumable items in opened or unopened cases and all in-use reserve stock of linens, towels, paper goods, soaps, cleaning supplies, office supplies, engineering supplies, maintenance supplies, parts and tools and other “inventories of merchandise” and “inventories of supplies” as such terms are defined in the Uniform System of Accounts for Hotels used in connection with the operation and maintenance of the Hotel.

1.31       “Knowledge” shall mean the actual knowledge of Manager. For the purposes of this definition, the term “actual knowledge” means, with respect to any person, the conscious awareness of such person at the time in questions, and expressly excludes any constructive or implied knowledge of such person.

1.32       “Land” shall mean that certain parcel of real estate described on Exhibit A hereof, together with all rights, titles, benefits, easements, privileges, remainders, tenements, hereditaments, interests, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of Seller therein, in and to adjacent strips and gores, if any, between the Land and abutting properties, and in and to adjacent streets, highways, roads, alleys or rights-of-way, and the beds thereof, either at law or in equity, in possession or expectancy, now or hereafter acquired; provided, however, Seller reserves and excepts from the conveyance all oil, gas, liquid, or gaseous hydrocarbons, and other minerals, in, on, under or that may be produced from the Land.

1.33       “Lender” shall mean American National Insurance Company, a Texas insurance company.

1.34       “Leased Property” shall mean all leased items of Tangible Personal Property, including items subject to any capital lease, operating lease, financing lease, or any similar agreement (if any).

1.35       “Leased Property Agreements” shall mean all lease agreements pertaining to the Leased Property (if any).

1.36       “License Agreement” shall mean the license or franchise agreement from Licensor with respect to the Hotel.

1.37       “Licensor” shall mean Marriott International, Inc.

1.38       “Loan Assumption Documents” shall mean all documents required by Lender to effectuate Purchaser’s assumption of the Existing Financing.

1.39       “Management Agreement” shall mean the management agreement between Seller and the Manager for the management or operation of the Hotel.

1.40       “Manager” shall mean Moody National Hospitality Management, LLC, a Texas limited liability company.

1.41        “Occupancy Agreements” shall mean all leases, concession or occupancy agreements in effect with respect to the Real Property under which any tenants (other than Hotel guests) or concessionaires have the right to occupy space upon the Real Property.

1.42       “Off-Site Facility Agreements” shall mean any leases, contracts and agreements, if any, pertaining to facilities not located on the Property but which are required and presently used for the operation of the Hotel including, without limitation, use agreements for local golf courses, and parking or garage contracts or leases.

1.43       “Operating Agreements” shall mean all service, supply, maintenance and repair, and other similar contracts in effect with respect to the Property, including the Management Agreement (other than the Occupancy Agreements, Leased Property Agreements, Management Agreement, and Off-Site Facility Agreements), related to construction, operation, or maintenance of the Property and the business conducted thereon.

1.44       “Owner’s Title Policy” shall mean an owner’s policy of title insurance issued to Purchaser by the Title Company, pursuant to which the Title Company (or any applicable underwriter) insures Purchaser’s ownership of fee simple title to the Real Property.

1.45        “Person” shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

1.46       “Personal Property” shall mean collectively the Tangible Personal Property and the Intangible Personal Property.

1.47       “Property” shall mean collectively the Real Property and Personal Property.

1.48       “Purchase Price” shall mean the amount of FIFTY-TWO MILLION AND NO/DOLLARS ($52,000,000.00) payable in the manner described in Section 2.2 hereof, which amount shall include the Inventory.

1.49        “Real Property” shall mean the Land and the Improvements.

1.50        “Second Deposit” shall have the meaning ascribed to such term in Section 2.3.

1.51        “Study Period” shall mean the period ending at 5:00 p.m. on the date which is twenty-one (21) days following the Effective Date. Except as expressly noted herein to the contrary, times referred to in this Agreement shall mean the times as in effect, from time to time, in Los Angeles, California.

1.52       “Submission Matters” shall mean the definition ascribed to such term in Section 2.4(b) hereof.

1.53        “Tangible Personal Property” shall mean the items of tangible personal property consisting of all furniture, fixtures, equipment, machinery, Inventory, all vehicles used in operation of Property and the Hotel and other tangible personal property of every kind and nature (which does not include cash-on-hand and petty cash) located at the Hotel and owned or leased by Seller, including, without limitation, Seller’s interest as lessee with respect to any such leased Tangible Personal Property.

1.54       “Title Commitment” shall mean the title commitment and exception documents defined as such in Section 2.5(e).

1.55       “Title Company” shall mean Moody National Title Company, L.P., 6363 Woodway, Suite 250, Houston, Texas 77057, or other title insurance underwriter selected by Purchaser and reasonably acceptable to Seller.

1.56       “Warranties and Guaranties” shall mean, to the extent assignable, all of Seller’s interest in any existing warranties and guaranties relating to the development, construction, ownership and operation of the Improvements, the Tangible Personal Property, the Hotel or any part thereof.

ARTICLE II
PURCHASE AND SALE; DEPOSIT; PAYMENT OF
PURCHASE PRICE; STUDY PERIOD

2.1       Purchase and Sale. Seller agrees to sell and Purchaser agrees to purchase the Property for the Purchase Price and in accordance with and subject to the other terms and conditions set forth herein.

2.2       Payment of Purchase Price. Purchaser shall pay the Purchase Price, as adjusted in the manner specified in Article VII and as set forth below, to Seller (or other party designated by Seller) at Closing by making a wire transfer of immediately available federal funds to the account of Seller (or other party designated by Seller).

2.3       Earnest Money. Within one (1) business day following the Effective Date, Purchaser will deliver to the Escrow Agent the sum of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) (the “First Deposit”). Within one (1) business day following the expiration of the Study Period, assuming Purchaser has not previously elected to terminate this Agreement, Purchaser shall deliver to the Escrow Agent the additional sum of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) (the “Second Deposit”) (the First Deposit the Second Deposit, if any, and the Extension Deposit, if any, and all interest earned thereon are hereinafter collectively referred to as the “Earnest Money”). The Earnest Money shall be invested by the Escrow Agent in short term interest bearing accounts at banks or other financial institutions, which accounts must be insured by the Federal Deposit Insurance Corporation. All interest earned on such deposits shall belong to the party (as between Seller and Purchaser) who is entitled to receive the Earnest Money under the applicable provisions of this Agreement. In the event the transactions contemplated herein are not closed in accordance with the provisions hereof, the Earnest Money shall be disbursed to either Seller or Purchaser as provided in this Agreement.

2.4        Existing Financing. At the Closing, Purchaser shall assume the Existing Financing. With respect to Purchaser’s assumption of Existing Financing, (a) no later than five (5) business days after the Effective Date, Purchaser shall commence its efforts to process the assumption of the Existing Financing by Purchaser (“Loan Assumption”), including but not limited to providing all reasonable information concerning the transfer of the Property to Lender (“Assumption Application”), (b) Purchaser and Seller shall cooperate and use all reasonable and diligent efforts to cause the Lender (or its loan servicer, as applicable) to consent to the Loan Assumption and to cause Seller and all applicable guarantors, if any, to be released from any and all liability under the Existing Financing; provided, however, Seller’s cooperation shall be at no cost or expense to Seller, (c) the Existing Financing shall be credited towards the Purchase Price, (d) for purposes of determining the amount of the Existing Financing to be credited toward the Purchase Price, the aggregate of the outstanding principal balance of the Existing Financing and all accrued and unpaid interest and late charges or other similar fees, if any, as of the Closing Date (but expressly excluding the Assumption Fee (defined below)) shall be aggregated and determined and shall be credited to the Purchase Price and (e) Purchaser shall be exclusively liable for and shall pay as the same are incurred (i) the assumption fees and/or costs required by the Lender (or the loan servicer) and (ii) all fees, expenses and/or costs required by the Lender to process the Assumption Application and the Loan Assumption (collectively, the “Assumption Fee”).

2.5      Due Diligence.

(a)       Purchaser shall have the right, until 5:00 p.m. the last day of the Study Period, and thereafter if Purchaser does not notify Seller in writing prior to the expiration of the Study Period that Purchaser has elected to terminate this Agreement, to enter upon the Real Property upon not less than one (1) business day prior notice to Seller, and to perform at Purchaser’s expense, and subject to terms and conditions set forth in Section 2.5(d) below, such economic, surveying, engineering, topographic, environmental, marketing and other test, studies and investigations as Purchaser may deem appropriate. If such tests, studies and investigations warrant, in Purchaser’s sole, absolute and unreviewable discretion, the purchase of the Property for the purposes contemplated by Purchaser, then Purchaser shall proceed with this transaction in accordance with and subject to the terms of this Agreement; provided, however, if, prior to the expiration of the Study Period, Purchaser provides written notice to Seller and Escrow Agent that it has determined in its sole, absolute and unreviewable discretion, to terminate this Agreement, this Agreement shall automatically terminate, and Seller and Purchaser shall be released from all further liability or obligation hereunder except those which expressly survive a termination of this Agreement. In the event of such termination, the Earnest Money, less the Independent Contract Consideration, shall be refunded by the Escrow Agent to Purchaser without any further notice to Escrow Agent and despite any objection or potential objection by Seller.

(b)       Seller and Purchaser hereby agree and acknowledge that prior to the Effective Date, Seller has made available to Purchaser for inspections and/or copying at the Purchaser’s expense, the Seller’s and the Manager’s books, records, and correspondence specifically relating to the Property which are in the Seller’s or the Manager’s possession at the Hotel (collectively, the “Submission Matters”).

(c)       If for any reason whatsoever Purchaser does not purchase the Property, Purchaser shall promptly deliver to Seller, (i) copies of the due diligence materials delivered to or copied by Purchaser or Purchaser Parties, and (ii) copies of all third-party reports prepared by or for Purchaser or Purchaser Parties with respect to the Property; provided, however, that Purchaser shall not be obligated to deliver to Seller any materials of a proprietary nature (such as, for the purposes of example only, any financial forecast or market repositioning plans) prepared for Purchaser or Purchaser Parties in connection with the Property, and Seller acknowledges that any such materials delivered to Seller pursuant to the provisions of clause (ii) shall be without cost to Purchaser and without warranty, representation or recourse whatsoever other than that such materials have been fully paid for and may be delivered to Seller. The terms of this Section 2.4(c) shall survive the termination of this Agreement.

(d)       Purchaser shall indemnify, hold harmless and defend Seller against any loss, damage, liability or claim for personal injury or property damage and any other loss, damage, liability, claim or lien to the extent arising from the acts upon the Real Property by Purchaser or Purchaser Parties or any agents, contractors or employees of Purchaser or Purchaser Parties. Purchaser understands and accepts that any on-site inspections of the Property shall occur at reasonable times agreed upon by Seller and Purchaser after not less than one (1) business day prior notice to Seller and shall be conducted so as not to interfere unreasonably with the operation of the Property and the use of the Property by the tenants and the guests of the Hotel. Seller shall have the right to have a representative present during any such inspections. If Purchaser desires to do any invasive testing at the Property, Purchaser shall do so only after obtaining the prior written consent of Seller, which approval may be subject to reasonable terms and conditions as may be proposed by Seller. Purchaser shall not permit any liens to attach to the Property by reason of such inspections. Purchaser shall (i) restore the Property, at its own expense, to substantially the same condition which existed prior to any inspections or other activities of Purchaser thereon; and (ii) be responsible for and pay any and all liens by contractors, subcontractors, materialmen, or laborers performing the inspections or any work for Purchaser or Purchaser Parties on or related to the Property. The provisions of this Section 2.4(d) shall survive any termination of this Agreement and a closing of the transaction contemplated hereby and are not subject to any liquidated damage limitation on remedies, notwithstanding anything to the contrary in this Agreement.

(e)       Promptly following the Effective Date, Seller shall cause the Title Company to furnish to Purchaser, (i) a title insurance commitment bearing an effective date not earlier than thirty (30) days prior to the Effective Date issued by the Title Company covering the Real Property, binding the Title Company to issue the Owner’s Title Policy together with legible copies (to the extent such legible copies are available) of all documents identified in such title insurance commitment as exceptions to title (collectively, the “Title Commitment”) with respect to the state of title to the Property.

ARTICLE III
SELLER’S REPRESENTATIONS AND WARRANTIES

In order to induce Purchaser to enter into this Agreement and to purchase the Property, and to pay the Purchase Price therefore and except for and subject to the information contained in the Submission Matters, Seller hereby makes, to Seller’s Knowledge, the representations and warranties set forth below. Each such representation shall be materially true and correct on the Effective Date and shall be materially true and correct on the Closing Date, provided that Seller shall have no liability if, as a result of any changes in facts or circumstances beyond Seller’s reasonable control, such representations and warranties are not true as of the Closing Date.

3.1       Organization and Power. Each Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to enter into and perform its obligations hereunder and under any document or instrument required to be executed and delivered on behalf of Seller hereunder.

3.2       Authorization and Execution. This Agreement (and all documents contemplated hereby) has been duly authorized by all necessary action on the part of Seller, has been duly executed and delivered by Seller, constitutes the valid and binding agreement of Seller and is enforceable against Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies. The Person executing this Agreement on behalf of Seller, for and on behalf of Seller, has the authority to do so.

3.3       Non-contravention. Subject to any consent to the assignment of any particular Hotel Agreement required by the terms thereof or by applicable laws, Lender’s approval of the Loan Assumption and final approval of the Loan Assumption Documents, and to the payment in full at Closing of any Monetary Encumbrances, the execution and delivery of, and the performance by Seller of its obligations under, this Agreement do not and will not contravene, or constitute a default under, any provision of any Applicable Law or regulation, Seller’s organizational documents or any agreement, judgment, injunction, order, decree or other instrument binding upon Seller or to which the Property is subject, or result in the creation of any lien or other encumbrance on any asset of Seller.

3.4       Litigation. There is no action, suit or proceeding, pending or known to be threatened, against or affecting any Seller in any court or before any arbitrator or before any Governmental Authority which would materially and adversely affect the ability of Seller to perform its obligations hereunder, or under any document to be delivered pursuant hereto.

3.5       Seller Is Not a “Foreign Person”. Seller is not a “foreign person” or a “disregarded entity” within the meaning of Section 1445 of the Internal Revenue Code, as amended (i.e., Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person as those terms are defined in the Internal Revenue code and regulations promulgated thereunder).

3.6       Labor and Employment Matters. There are no employees of the Hotel other than those employees who are employed by Manager with respect to the Hotel (collectively, the “Employees”).

3.7       Insurance. All insurance policies held with respect to the Property by Seller are valid and in full force and effect.

3.8       Right to Purchase. Seller has not granted to any Person other than Purchaser, any right to purchase the Property or any portion thereof or interest therein.

3.9       Condemnation. There is no any pending or threatened condemnation or similar proceedings affecting the Property.

The representations and warranties in this Article III shall survive the Closing for a period of one (1) year following the Closing Date (“Survival Period”). Notwithstanding anything to the contrary contained in this Agreement, any claim that Purchaser may have during the Survival Period against Seller for any breach of the representations and warranties contained in this Article III will not be valid or effective, and Seller shall have no liability with respect thereto, unless the aggregate of all valid claims exceed $50,000.00. Seller’s liability for damages resulting from valid claims during the Survival Period shall in no event exceed two and one-half percent (2.5%) of the Purchase Price in the aggregate. Purchaser agrees that, with respect to any alleged breach of representations in this Agreement discovered after the Survival Period, the maximum liability of Seller for all such alleged breaches is limited to $100. In the event Purchaser obtains actual knowledge on or before Closing of any material inaccuracy in any of the representations and warranties contained in this Article III, Purchaser may as Purchaser’s sole and exclusive remedy either: (i) terminate this Agreement whereupon the Earnest Money less the Independent Contract Consideration shall be refunded to Purchaser, and neither party shall have any further rights or obligations pursuant to this Agreement, other than as set forth herein with respect to rights or obligations that survive termination; or (ii) waive any and all claims against Seller on account of such inaccuracy and close the transaction. In the event Purchaser obtains knowledge on or before the expiration of the Study Period of any inaccuracy in any of the representations and warranties contained in this Article III, and Purchaser does not terminate this Agreement on or before the expiration of the Study Period, Purchaser shall be deemed to have waived any and all claims against Seller on account of such inaccuracy (including the right to terminate this Agreement following the expiration of the Study Period). The provisions of this Article III shall survive the Closing.

ARTICLE IV
PURCHASER’S REPRESENTATIONS AND WARRANTIES

In order to induce Seller to enter into this Agreement and to sell the Property, Purchaser hereby makes the following representations and warranties, each of which is made to Purchaser’s knowledge:

4.1       Organization and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite power and authority to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of Purchaser hereunder.

4.2       Authorization and Execution. This Agreement has been duly authorized by all necessary action on the part of Purchaser, has been duly executed and delivered by Purchaser, constitutes the valid and binding agreement of Purchaser and is enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies. The Person executing this Agreement on behalf of Purchaser has the authority to do so.

4.3       Non-contravention. The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, Purchaser’s organizational documents, or any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser or result in the creation of any lien or other encumbrance on any asset of Purchaser.

4.4       Litigation. There is no action, suit or proceeding, pending or known to be threatened, against or affecting Purchaser in any court or before any arbitrator or before any Governmental Authority which would materially and adversely affect the ability of Purchaser to perform its obligations hereunder, or under any document to be delivered pursuant hereto.

4.5       OFAC. Purchaser represents and warrants to Seller that neither Purchaser nor any affiliate of Purchaser is subject to sanctions of the United States government or in violation of any federal, state, municipal or local laws, statutes, codes, ordinances, orders, decrees, rules or regulations relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) (the “Terrorism Executive Order”) or is similarly designated under any related enabling legislation or any other similar Executive Orders (collectively with the Terrorism Executive Order, the “Executive Orders”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56), any sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1-44, as amended from time to time, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, as amended from time to time, the Iraqi Sanctions Act, Publ. L. No. 101-513; United Nations Participation Act, 22 U.S.C. § 287c, as amended from time to time, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa-9, as amended from time to time, The Cuban Democracy Act, 22 U.S.C. §§ 6001-10, as amended from time to time, The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time, and The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106-120, as amended from time to time.

4.6       AS IS, WHERE IS.  Purchaser expressly acknowledges and agrees that, AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, the Property is being sold to Purchaser and Purchaser agrees to purchase and accept the Property, and each and every part and component thereof, in an “AS IS, WHERE IS” condition as of the Closing with no representations or warranties from Seller, either express or implied except as expressly set forth IN THIS AGREEMENT. Purchaser agrees that Purchaser is not relying upon, and has not received or been given, any representations (except as expressly set forth IN THIS AGREEMENT), statements or warranties (oral or written, implied or express) of or by any officer, employee, agent or representative of Seller, or any salesperson or broker (if any) involved in this transaction, as to the Property or any part or component thereof in any respect, including, but not limited to, any representations, statements or warranties as to the physical or environmental condition of the Property, the fitness of the Property for use as a hotel, the financial performance or potential of the Property, the compliance of the Property with applicable building, zoning, subdivision, environmental, life safety or land use laws, codes, ordinances, rules, orders, or regulations, or the state of repair of the Property, and Purchaser, for itself and its heirs, legal representatives, successors and assigns, waives any right to assert any claim or demand against Seller at law or in equity relating to any such matter, whether latent or patent, disclosed or undisclosed, known or unknown, now existing or hereafter arising. EXCEPT FOR ANY TITLE OR SURVEY MATTERS CREATED SOLELY BY SELLER IN VIOLATION OF THIS AGREEMENT, Purchaser agrees that it shall have no recourse whatsoever against Seller, at law or in equity, should the Survey or the Title Insurance Commitments or the Title Policies fail to disclose any matter affecting the Property or reveal any such matter in an inaccurate, misleading or incomplete fashion or otherwise be in error. Purchaser acknowledges that it shall review the Survey and the Title Insurance Commitments (as same may be marked at Closing) and to discuss their contents with the independent contractors who prepared or issued each of them. Purchaser accordingly agrees to look solely to the preparer of the Survey and the issuer of the Title Insurance Commitments and Title Policies for any claim arising out of or in connection with such instruments and hereby releases Seller from any such claim (except for any claim that Seller agreeS to cure as set forth in this Agreement).

Except with respect to those representations set forth in Article III, it is specifically understood and agreed by Seller and Purchaser that Seller does not make, and shall not be deemed to have made, any representation, warranty or covenant with respect to (i) any Environmental Laws that may affect any of the Property or (ii) the presence or absence of any Hazardous or Toxic Substances in, on, above, under or about any of the Property (“Environmental Conditions”). From and after Closing, Purchaser agrees for itself and for its heirs, successors and assigns, to waive all of its rights under this Agreement, if any, and any Environmental Laws to require Seller to remediate or “clean up” the Property and releases Seller from any liability of any kind or nature arising with respect to any Environmental Conditions at the Property.

It is understood and agreed by Seller and Purchaser that in the event of any conflict between the terms and provisions of this Section 4.5 and any other term or provision to this Agreement, the relevant term or provision of this Section 4.5 shall control and govern. The provisions of this Article IV shall survive Closing.

ARTICLE V
CONDITIONS PRECEDENT

5.1      As to Purchaser’s Obligations. Subject to the provisions of Section 8.1, Purchaser’s obligations hereunder are subject to the timely satisfaction of the following conditions precedent on or before the Closing Date or such earlier date as is set forth below.

(a)       Seller’s Deliveries. The Seller shall have delivered to or for the benefit of Purchaser, on or before the Closing Date, all of the documents required of the Seller pursuant to Sections 7.2 and 7.4 hereof.

(b)       Representations, Warranties and Covenants; Obligations of the Seller; Certificate. All of the Seller’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if then made; and the Seller shall have performed in all material respects all of its covenants and other obligations under this Agreement.

(c)       Title. Title Company shall unconditionally be prepared to deliver to Purchaser Owner’s Title Policy (subject to the premiums therefor and delivery of the documents specified in Section 7.2 below and Purchaser’s authority documents).

(d)       License Agreement. Licensor shall have approved of Purchaser or its designee as a franchisee of the Hotel and shall have entered into a new license agreement with Purchaser or shall have agreed with Purchaser on the terms of an assignment of the License Agreement.

(e)       Litigation. There shall be no actions, suits, arbitrations, governmental investigations or other proceedings pending or, to Seller’s Knowledge, threatened against Seller or affecting the Property before any court or governmental authority, an adverse determination of which might materially and adversely affect (a) the financial condition or operations of Seller or the Hotel, (b) Seller’s ability to enter into or perform this Agreement or (c) Seller’s title to the Property.

(f)       REIT Audit. Purchaser shall have completed the REIT Audit as contemplated under Section 2.4(f).

Each of the conditions contained in this Section are intended for the benefit of the Purchaser and may be waived in whole or in part, by the Purchaser. If the conditions precedent set forth above are neither satisfied nor waived by Purchaser by the Closing Date, Purchaser shall have the right to terminate this Agreement, obtain a refund of the Earnest Money and Seller and Purchaser shall be released from all further liability or obligation hereunder except those which expressly survive the termination of this Agreement; provided however that if Seller is in default hereof at the time of such termination, Section 9.1 shall additionally apply.

5.2         As to Seller’s Obligations. Subject to the provisions of Section 9.2, Seller’s obligations hereunder are subject to the satisfaction of the following conditions precedent:

(a)       Purchaser’s Deliveries. Purchaser shall have delivered to or for the benefit of Seller, on or before the Closing Date, all of the documents and payments required of the Purchaser pursuant to Sections 7.3 and 7.4 hereof.

(b)       Representations, Warranties and Covenants; Obligations of Purchaser; Certificate. All of Purchaser’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if then made; and Purchaser shall have performed in all material respects all of its covenants and other obligations under this Agreement.

(c)       License Agreement. The License Agreement between Seller and the Licensor shall have been either assigned to Purchaser or terminated and Purchaser shall bear the cost of, and hereby agrees to pay, any and all fees and expenses related thereto, if any. Seller, the Manager, if applicable, any guarantor, and each of their respective Affiliates, shall have been released from all future duties, liabilities and obligations under the License Agreement and any guarantee(s) thereof, in such form and to such an extent that Licensor customarily provides, if any.

(d)       Loan Assumption. Purchaser shall have obtained written approval from Lender for the assumption of the Existing Financing by Purchaser. Seller shall have approved, in its reasonable discretion, the form of the Loan Assumption Documents, which shall include a release of Seller and all applicable guarantors, if any, from any and all liability under the Existing Financing.

Each of the conditions contained in this Section are intended for the benefit of Seller and may be waived in whole or in part, by Seller. If the conditions precedent set forth above are neither satisfied nor waived by Seller by the Closing Date, Seller shall have the right to terminate this Agreement, and Seller and Purchaser shall be released from all further liability or obligation hereunder except those which expressly survive the termination of this Agreement; provided however that if Purchaser is in default hereof at the time of such termination, Section 8.2 shall additionally apply.

ARTICLE VI
PRE-CLOSING (AND CERTAIN POST CLOSING)
COVENANTS OF SELLER AND PURCHASER

6.1       Operating Agreements/Occupancy Agreements/Leased Property Agreements/Off-Site Facility Agreements. Seller shall not enter into any new agreement affecting the Property (except to address an emergency), or modify any existing agreement affecting the Property (but may terminate any Service Contract that is in default), which will be binding on the Property after Closing, without first obtaining Purchaser’s approval of the proposed action, which approval or disapproval shall be in Purchaser’s sole discretion. Should Purchaser fail to notify Seller in writing of any objections to a new agreement within five (5) Business Days after receipt of Seller’s written request for approval, then Purchaser shall be deemed to have approved such new agreement.

6.2       Warranties. The Seller shall not, before or after Closing, release or modify any Warranties and Guaranties, if any, except with the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

6.3       Insurance. The Seller shall pay, all premiums on, and shall not cancel or voluntarily allow to expire, any of the Seller’s Insurance Policies unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced.

6.4     Operation of Property Prior to Closing. The Seller covenants and agrees with the Purchaser that, to the extent it is legally entitled to do so, between the date of this Agreement and the date of Closing:

(a)       Subject to the restrictions contained herein, the Seller shall instruct the Manager to operate and maintain the Property in substantially the same manner in which it operated and maintained the Property prior to the execution of this Agreement and with the operations of other similarly situated hospitality properties of similar size and quality. Seller shall cause the Property to be maintained in its present order and condition, normal wear and tear excepted, so that the Property shall, except for normal wear and tear, be in substantially the same condition on the Closing Date as on the Effective Date.

(b)       The Seller shall instruct the Manager to maintain its books of account and records in the usual, regular and ordinary manner, in accordance with accounting principles and applied on a basis, both consistent with that used in keeping its books in prior years.

(c)       The Seller shall instruct the Manager to pay (subject to legal rights of appeal and protest) prior to delinquency all ad valorem, occupancy and sales taxes due and payable with respect to the Property or the operation of the Hotel.

(d)       The Seller shall instruct the Manager to continue to take guest room reservations and to book functions and meetings and otherwise to promote the business of the Property in generally the same manner as it did prior to the execution of this Agreement; and all advance room bookings and reservations and all meetings and function bookings shall be booked at rates, prices and charges charged by the Seller for such purposes in the ordinary course of business consistent with past practices. The Seller acknowledges that the Purchase Price includes the transfer of Advance Bookings.

(e)       The Seller shall not enter into any employment agreements with any Hotel employee which would be binding on the Purchaser with respect to the Property.

(f)       The Seller shall promptly advise the Purchaser of any litigation, arbitration or administrative hearing concerning the Property of which the Seller obtains knowledge.

(g)       The Seller shall instruct the Manager to refrain from removing or causing or permitting to be removed any material part or portion of the Real Property or the Tangible Personal Property owned by the Seller other that in the normal course of business without the prior written consent of the Purchaser, unless the same is replaced, prior to Closing, with similar items of at least equal suitability, quality and value, free and clear of any liens or security interests.

(h)       The Seller shall cause Manager to keep the Inventory adequately stocked, consistent with the standards for hotel properties of similar size, quality and location as the Hotel and as otherwise set forth in the License Agreement, as if the sale of the Hotel were not to occur.

(i)        Seller will not take or cause to be taken any action or fail to perform any obligation which would cause any of the representations or warranties contained in this Agreement to be untrue as of the Closing Date. Seller shall promptly notify Purchaser, in writing, of any event or condition known to Seller which occurs prior to the Closing Date hereunder, which causes a change in the facts relating to, or the truth of, any of the representations or warranties.

6.5       Hotel Employees. Seller acknowledges that Purchaser does not intend to hire or otherwise engage any of the Hotel Employees subsequent to the Closing.

6.6       Reasonable Inspection After Closing.

(a)       After Closing, the Seller and Manager shall afford the Purchaser and its agents reasonable access to their books of account, financial and other records, information, employees and auditors to the extent such items and contact with such persons relate solely to the Property and to the extent necessary in connection with any audit or any other reasonable business purpose relating to the Property (other than litigation or investigation of any claim or action against the Seller or the Manager), including, but not limited to a 3-05 Audit or any other audit which may be required by the Securities Exchange Commission; provided that: (i) any such access by the Purchaser or its agents shall not unreasonably interfere with the conduct of the Seller’s or the Manager’s business; and (ii) Purchaser or its agents shall keep the information contained in such records confidential; provided, however, that any such information compiled in a report and distributed in accordance with Securities and Exchange Commission Regulation S-X and Rule 3-05 and/or Rule 3-14 shall not be prohibited.

(b)       After Closing, the Purchaser shall afford the Seller and the Manager and their agents reasonable access to its books of account, financial and other records, information, employees and auditors to the extent such items and contact with such persons relate solely to the Property prior to the Closing and to the extent necessary in connection with any audit or any other reasonable business purpose relating to the Property (other than litigation or investigation of any claim or action against the Purchaser); provided that (i) any such access by the Seller, the Manager or their agents shall not unreasonably interfere with the conduct of the Purchaser’s business; and (ii) the Seller, Manager or their agents shall keep the information contained in such records confidential. The provisions of this Section 6.6(a) and (b) shall survive the Closing.

6.7      Condition of Property. Except as otherwise provided herein, the Seller shall not, after the date of this Agreement, sell, mortgage, encumber, hypothecate or otherwise transfer or dispose of the Property or any interest therein, or subject the Property to any, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes without the Purchaser’s prior written consent, which consent shall be given or withheld in Purchaser’s sole discretion.

6.8      Access to Financial Information. Purchaser’s representatives shall have access to, and the Seller and Seller’s Manager shall cooperate with Purchaser and furnish upon request, all financial and other information relating to the Property to the extent necessary to enable Purchaser’s representatives to complete the REIT Audit and prepare audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (the “SEC”) and other applicable rules and regulations of the SEC and to enable them to prepare a registration statement, report or disclosure statement for filing with the SEC on behalf of Purchaser or its affiliates, whether before or after Closing and regardless of whether such information is included in the records to be transferred to Purchaser hereunder. Seller shall also provide to Purchaser’s representative a signed representation letter in form and substance reasonably acceptable to Seller sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Property. Seller shall maintain its records for use under this Section for a period of not less than one (1) year after the Closing Date. The provisions of this Section shall survive Closing or termination of this Agreement.

ARTICLE VII
CLOSING

7.1      Closing. The Closing shall occur on the Closing Date; provided, however, in the event that Purchaser delivers to the Escrow Agent the sum of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) (the “Extension Deposit”) on or before the originally scheduled Closing Date, the Closing Date may be extended for an additional thirty (30) day period. As more particularly described below, at the Closing the parties hereto will (a) execute or cause to be executed (and acknowledged where appropriate) all of the documents required to be delivered in connection with the transactions contemplated hereby (the “Closing Documents”), (b) deliver or cause to be delivered the same to the Escrow Agent, and (c) take or cause to be taken all other action required to be taken in respect of the transactions contemplated hereby. The Closing will occur through escrow at the Title Company, or at any such other place as Seller and Purchaser may mutually agree. At the Closing, Purchaser shall deliver the balance of the Purchase Price to Escrow Agent as provided herein. As provided herein, the parties hereto will agree upon adjustments and prorations to certain items which cannot be exactly determined at the Closing and will make the appropriate adjustments with respect thereto. Possession of the Property shall be delivered to Purchaser at the Closing, subject to permitted title exceptions and guests in possession.

7.2       Seller’s Deliveries. At the Closing, Seller shall deliver (or cause to be delivered) to the Escrow Agent all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged and/or sworn, on behalf of Seller, and shall be dated to be effective as of the Closing Date:

(a)       The Deed.

(b)       The Bill of Sale and General Assignment.

(c)       The Assignment and Assumption Agreement.

(d)       A bills paid affidavit verifying that there are no unpaid bills or claims for labor performed or materials furnished to the Property prior to the Closing, and by which Seller indemnifies and holds Purchaser and Title Company harmless from any loss, liability, cost or expense of Purchaser resulting from or incident to claims against the Property. Certificate(s)/Registration of Title for any vehicle owned by Seller and used in connection with the Property (if any).

(e)       The FIRPTA Certificate.

(f)       The “bring-down certificate” specified in Section 5.1(b).

(g)       The Loan Assumption Documents.

(h)       Any other document or instrument specifically required by this Agreement.

Seller shall also cause the Manager to deliver to Purchaser or make available to Purchaser at the Property:

(i)       all original Warranties, Guarantees, and Hotel Agreements to be assigned to and assumed by Purchaser and in Seller’s or the Manager’s possession,

7.3       Purchaser’s Deliveries. At the Closing, Purchaser shall deliver to Escrow Agent the following, duly executed and, where applicable, acknowledged and/or sworn on behalf of Purchaser, and dated as of the Closing Date:

(a)       The Assignment and Assumption Agreement.

(b)       The Bill of Sale and General Assignment.

(c)       The “bring-down certificate” specified in Section 5.2(b).

(d)       The Loan Assumption Documents.

(e)       Any other document or instrument specifically required by this Agreement.

(f)       At the Closing, Purchaser shall deliver to Escrow Agent the Purchase Price (less the Earnest Money and any interest thereon and the outstanding balance on the Existing Financing) as described in Section 2.2 hereof.

7.4       Mutual Deliveries. At the Closing, Purchaser and Seller shall mutually execute and deliver each to the other:

(a)       A closing statement reflecting the Purchase Price and the adjustments and prorations required hereunder and the allocation of income and expenses required hereby.

(b)       Subject to the provisions of Section 6.4 hereof, such other documents, instruments and undertakings as may be required by the liquor authorities of the State where the Property is located, or of any county or municipality or governmental entity having jurisdiction with respect to the transfer or issue of liquor licenses or alcoholic beverage licenses or permits for the Hotel, to the extent not theretofore executed and delivered.

(c)       Such other and further documents, papers and instruments as may be reasonably required by the parties hereto or their respective counsel or the Title Company to consummate the transactions contemplated by this Agreement and which are not inconsistent with the Agreement or the other Closing Documents.

7.5       Closing Costs. The Seller and Purchaser shall equally divide any escrow fee, recording fees or other expenses or similar charges charged by the Title Company and all transfer taxes. The Seller shall pay for the cost of the Title Commitment and for the premium for the basic Owner Title Policy. The Purchaser shall pay for the cost of any endorsements or other “extended coverage” to the Owner’s Title Policy, the cost of any survey obtained by Purchaser, and the cost of and any of all inspections or tests undertaken by Purchaser. Purchaser shall pay the Loan Assumption Fee and all costs associated with the assignment of the License Agreement (or issuance of a new License Agreement), including, without limitation, all application fees, inspection fees, transfer fees, and all expenses of Licensor, including, without limitation, legal fees and expenses, incurred in connection therewith, provided, however, that Seller shall pay all fees, costs and expenses under the License Agreement which have accrued prior to the Closing. Unless the payment of any other cost is specifically provided for in this Agreement, all other costs shall be apportioned between the parties by the Title Company in the manner customary in the location of the Hotel, for properties of a similar nature. Except as otherwise provided in Section 9.3, each party shall be responsible for the payment of its own attorney’s fees incurred in connection with transaction which is the subject of this Agreement.

7.6       Revenue and Expense Allocations. All revenues and expenses with respect to the Property, and applicable to the period of time before and after Closing, determined in accordance with sound accounting principles consistently applied, shall be allocated between Seller and Purchaser as provided herein. Seller shall be entitled to all revenue and shall be responsible for all expenses for the period of time up to but not including the Closing Date, and Purchaser shall be entitled to all revenue and shall be responsible for all expenses for the period of time from, after and including the Closing Date provided that the housekeeping costs and the Final Rooms Revenue for the Closing Date shall be shared equally between Seller and Purchaser. Such adjustments shall be shown on the closing statement (with such supporting documentation as the parties hereto may reasonably require being attached as exhibits to the closing statements) and shall increase or decrease (as the case may be) the cash amount payable by Purchaser pursuant to Section 2.2 hereof. All prorations shall be made on the basis of the actual number of days in the year and month in which the Closing occurs or in the period of computation. Without limiting the generality of the foregoing, the following items of revenue and expense shall be allocated and prorated at Closing:

(a)       Current rents.

(b)       Real estate and personal property taxes (with maximum allowable discounts for early or prompt payment).

(c)       Revenue and expenses under the Operating Agreements, Leased Property Agreements and Off-Site Facility Agreements to be assigned to and assumed by Purchaser.

(d)       Utility charges (including, but not limited to, charges for phone service, cable television, gas, water, sewer and electricity).

(e)       Municipal or other governmental improvement liens and special assessments, which shall be paid by Seller at Closing where the work has been assessed, and which shall be assumed by Purchaser at Closing where the work has not been assessed; provided, however, that if such liens or assessments are payable in installments, Seller shall be responsible for the payment of such installments relating to periods prior to the Closing Date and Purchaser shall be responsible for the payments of such installments relating to periods on and subsequent to the Closing Date.

(f)       License and permit fees, where transferable.

(g)       All other revenues and expenses of the Property, including, but not limited to, such things as restaurant, bar and meeting room income and expenses and the like.

(h)       The Final Rooms Revenue and housekeeping costs for the Closing Date (to be apportioned equally between Seller and Purchaser).

(h)       Insurance premiums.

(i)       Such other items as are usually and customarily prorated between purchasers and sellers of hotel properties in the area where the Property is located.

7.7       The Seller shall receive a credit for any prepaid expenses accruing to periods on or after the Closing Date. The Purchaser shall receive a credit against the Purchase Price for the total of (a) prepaid rents, (b) prepaid room receipts and deposits, function receipts and deposits and other reservation receipts and deposits, and (c) unforfeited security deposits together with any interest payable to a tenant thereon held by the Seller under Occupancy Agreements. At 11:59 p.m. the day prior to Closing, Seller shall check-out those hotel guests who are in occupancy at the Hotel, so as to directly bill and collect all revenues generated prior to the Closing Date, and then immediately check those hotel guests back into the Hotel so they can be included in the Final Rooms Revenue for the Closing Date. At Closing, the Seller shall sell to the Purchaser in connection with the Hotel, and Purchaser shall purchase from the Seller at face value all petty cash funds in connection with the hotel guest operations at the Property, which shall be an amount equal to the total of all petty cash funds on hand and transferred to the Purchaser. In addition, the Seller shall provide a credit to the Purchaser in an amount equal to one-half (1/2) of the Final Rooms Revenue from the night prior to the Closing Date. The procedure and method of making the proration adjustments set forth in this Section 7.6 is attached to this Agreement as Exhibit C.

7.8       The Purchaser shall receive a credit for all retail sales (as distinguished from any tax on the sale of any personal property effected pursuant to this Agreement), occupancy and liquor taxes and like impositions up to but not including the date of Closing. Any such taxes applicable to the Final Rooms Revenue shall be apportioned equally between the Seller and the Purchaser. The Seller shall cooperate reasonably with the Purchaser to permit the Purchaser to obtain, if desired by the Purchaser, sale and occupancy tax clearance certificates from the State in which the Real Property is located.

7.9       It is anticipated that all employees of the Hotel will remain employed by the Manager (or its affiliate) any payroll costs will for such employees will be prorated at Closing.

7.10     If accurate allocations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills and/or real estate or personal property taxes), the parties shall allocate such revenue or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable revenue or expense. The obligation to make the adjustment shall survive the Closing of the transaction contemplated by this Agreement. Any revenue received or expense incurred by the Seller or by the Purchaser with respect to the Property after the date of Closing shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due. With respect to any closing statements amounts or issues relating to prorations that are not agreed upon at Closing, the Seller and the Purchaser shall thereafter work in good faith to resolve such amounts or issues; provided that if such amounts or issues are not fully agreed upon and paid within one hundred twenty (120) days after the Closing, then, in such event, such amounts or issues shall be submitted to an independent certified public accountant with a hospitality practice (reasonably acceptable to the Seller and the Purchaser) for final resolution, and the Seller and the Purchaser agree to be bound by the determination of such accountant. The costs and expenses incurred in connection with the services of such accountant shall be borne equally by the Seller and the Purchaser. The provisions of this Section 7.6 shall survive the Closing.

7.11     Safe Deposit Boxes. On the Closing Date, Seller shall cause the Manager to make available to Purchaser at the Hotel all receipts and agreements in the Manager’s possession relating to all safe deposit boxes in use at the Hotel, other than safes or lockboxes, if any, located inside individual guest rooms in Hotel. During the Study Period, Seller and Purchaser shall mutually agree upon a procedure to provide notice to each Hotel guest utilizing a safe deposit box on the Closing Date about the sale of the Property and to cause each such Hotel guest to adhere to the procedure set forth in the notice so that a proper inventory can be prepared and an orderly transition made. From and after the Closing, Seller and the Manager shall be relieved of any and all responsibility in connection with each said box, and Purchaser shall indemnify, defend and hold Seller and the Manager and harmless from and against any claim, liability, cost or expense (including reasonable attorneys’ fees) with respect to such safety deposit box arising after the Closing. Seller hereby agrees to hold Purchaser harmless from any other liability or claims with respect to such safe deposit boxes arising prior to the Closing Date. The provisions of this Section 6.7 shall survive the Closing.

7.12     Inventory of Baggage. The representatives of Seller and/or the Manager, and of Purchaser shall prepare an inventory of baggage at the Hotel as of 12:00 noon on the Closing Date (which inventory of baggage shall be binding on all parties thereto) of (a) all luggage, valises and trunks checked or left in the care of the Hotel by guests then or formerly in the Hotel, (b) parcels, laundry, valet packages and other property of guests checked or left in the care of the Hotel by guests then or formerly in the Hotel (excluding, however, property in Hotel safe deposit boxes), (c) all luggage or other property of guests retained by Seller as security for any unpaid accounts receivable, and (d) all items contained in the Hotel lost and found. Purchaser shall be responsible from and after the Closing Date for all baggage and other items listed in such inventory of baggage, and Purchaser shall indemnify, defend and hold Seller and the Manager harmless from and against any claim liability, cost or expense (including reasonable attorneys’ fees) incurred by Seller or the Manager or any Affiliate thereof with respect thereto arising after the Closing Date. Seller hereby agrees to hold Purchaser harmless from any other liability or claims with respect to such inventory of baggage arising prior to the Closing Date. The provisions of this Section 6.8 shall survive the Closing.

7.13      Accounts Receivable. It is expressly agreed by and between Purchaser and Seller that Seller is not hereby agreeing to sell to Purchaser, and Purchaser is not hereby agreeing to purchase from Seller, any of Seller’s accounts receivable. All of Seller’s accounts receivable shall be and remain the property of Seller. At the Closing, Seller shall prepare a list of its outstanding accounts receivable as of midnight on the date prior to the Closing, specifying the name of each account and the amount due to Seller. Purchaser shall hold any funds received by Purchaser explicitly designated as payment of such accounts receivable, in trust, if Purchaser actually collects any such amounts, and shall pay the monies collected in respect thereof to Seller at the end of each calendar month, accompanied by a statement showing the amount collected on each such account. Other than the foregoing, Purchaser shall have no obligation with respect to any such account, and Purchaser shall not be required to take any legal proceeding or action to effect collection on behalf of Seller. It is generally the intention of Purchaser and Seller that although all of Seller’s accounts receivable shall be and remain the property of Seller, if any such accounts are paid to Purchaser, then Purchaser shall collect same and remit to Seller in the manner above provided. Nothing herein contained shall be construed as requiring Purchaser to remit to Seller any funds collected by Purchaser on account of Purchaser’s accounts receivable generated from Hotel operations after the Closing, even if the person or entity paying same is also indebted to Seller.

7.14      Accounts Payable. Purchaser shall receive a credit for any and all accounts payable owed by Seller in connection with the Property as of the Closing Date.

ARTICLE VIII
GENERAL PROVISIONS

8.1       Fire or Other Casualty. Seller agrees to give Purchaser prompt notice of any fire or other casualty to the Property costing more than One Hundred Thousand Dollars ($100,000.00) to repair and occurring between the Effective Date and the Closing Date of which Seller has knowledge. If, prior to Closing, the Property is damaged by fire or other casualty which is fully insured (without regard to deductibles) and would cost less than Five Hundred Thousand Dollars ($500,000.00) and require less than 180 days to repair, then neither party shall have the right to terminate this Agreement by reason thereof and the Closing shall take place without abatement of the Purchase Price, but Seller shall assign to Purchaser at the Closing all of Seller’s interest in any insurance proceeds (except use and occupancy insurance, rent loss and business interruption insurance, and any similar insurance, attributable to the period preceding the Closing Date) that may be payable to Seller on account of any such fire or other casualty, to the extent such proceeds have not been previously expended or are otherwise required to reimburse Seller for actual expenditures of restoration made prior to the Closing Date, plus Seller shall credit the amount of any deductibles under any policies related to such proceeds to the Purchase Price together with any amount not covered by insurance. If any such damage due to fire or other casualty is insured and would cost in excess of Five Hundred Thousand Dollars ($500,000.00) or require more than 180 days to repair, then Purchaser may terminate this Agreement by written notice given to Seller within ten (10) days after Seller has given Purchaser the notice of damage or casualty referred to in this Section 7.1, or on the Closing Date, whichever is earlier, in which case the parties hereto shall be released of all further obligations hereunder with respect to the Property except those which expressly survive a termination of this Agreement. Should Purchaser elect to proceed to Closing notwithstanding the amount of the insured loss or the time required for repairs, the Closing shall take place without abatement of the Purchase Price and at Closing Seller shall assign to Purchaser the insurance proceeds and grant to Purchaser a credit against the Purchase Price equal to the amount of the applicable deductible plus any amount not covered by insurance. If, prior to Closing, any Property is damaged by fire or casualty which is uninsured and would cost Five Hundred Thousand Dollars ($500,000.00) or more to repair, then Purchaser may terminate this Agreement by written notice given to Seller within ten (10) days after Seller has given Purchaser the notice of damage or casualty or on the Closing Date, whichever is earlier, in which case the parties hereto shall be released of all further obligations hereunder, except those which expressly survive a termination of this Agreement. If Purchaser does not elect to terminate its obligations under this Agreement pursuant to the immediately preceding sentence, or if any uninsured fire or casualty would cost less than Five Hundred Thousand Dollars ($500,000.00) to repair, then the Closing shall take place as provided herein, and the Purchase Price shall be reduced by the estimated amount to repair such casualty, not to exceed Five Hundred Thousand Dollars ($500,000.00).

8.2       Condemnation. After the Effective Date, Seller agrees to give Purchaser prompt written notice of any knowledge of or notice of any taking by condemnation of any part of or rights appurtenant to the Real Property. If taking will materially interfere with the operation or use of any Hotel which constitutes a part of such Real Property, Purchaser may terminate this Agreement by written notice to Seller within ten (10) days after Seller has given Purchaser the notice of taking referred to in this Section 7.2, or on the Closing Date, whichever is earlier. If Purchaser exercises its option to terminate its obligations to purchase the Property pursuant to this Section 7.2, the parties hereto shall be released from all further obligations hereunder with respect to the Property, except those which expressly survive a termination of the Agreement. If Purchaser does not so elect to terminate this Agreement, then the Closing shall take place as provided herein, and Seller shall assign to Purchaser at the Closing all of Seller’s interest in any condemnation award which may be payable to Seller on account of any such condemnation and, at Closing, Seller shall credit to the amount of the Purchase Price payable by Purchaser the amount, if any, of condemnation proceeds received by Seller between the Effective Date and Closing less (a) any amounts reasonably expended by Seller in collecting such sums and (b) any amounts reasonably used by Seller to repair the Property as a result of such condemnation. If, prior to Closing, there shall occur a taking by condemnation of any part of or rights appurtenant to the Property that does not materially interfere with the operation or use of the Hotel which constitutes a part of the Property, Purchaser shall not have the right to terminate this Agreement by reason thereof and the Closing shall take place without abatement of the Purchase Price, but Seller shall assign to Purchaser at Closing all of Seller’s interest in any condemnation award which may be payable to Seller on account of any such condemnation and, at Closing, Seller shall credit to the amount of the Purchase Price payable by Purchaser the amount, if any, of condemnation proceeds received by Seller between the Effective Date and Closing less (a) any amounts reasonably expended by Seller in collecting such sums and (b) any amounts reasonably used by Seller to repair the Property as a result of such condemnation. Provided Purchaser has not exercised its right to terminate this Agreement pursuant to Section 7.2, Seller shall notify Purchaser in advance regarding any proceeding or negotiation with respect to the condemnation and Purchaser shall have a reasonable right, at its own cost and expense, to appear and participate in any such proceeding or negotiation. For purposes of Sections 7.1 and 7.2 if this Agreement, estimates of costs and time required for restoration or repair shall be made by an architect or engineer, as appropriate, designated by Seller and reasonably acceptable to Purchaser.

8.3       Broker. Seller and Purchaser each represent and warrant to the other that they have not employed any real estate sales representatives or brokers regarding the transaction contemplated by this Agreement. Seller shall indemnify, defend and hold Purchaser harmless from any commission or fee claimed to be owing due to the acts of Seller. Purchaser shall indemnify, defend and hold Seller harmless from any commission or fee claimed to be owing due to the acts of Purchaser. This section relates solely to the transaction contemplated by this Agreement between Seller and Purchaser and shall not create any third party right or obligation in favor of either or any broker. The provisions of this Section 8.3 shall survive the Closing and any termination of this Agreement.

ARTICLE IX
DEFAULT; TERMINATION RIGHTS

9.1       Default by Seller. If any condition set forth herein for the benefit of Purchaser cannot or will not be satisfied prior to Closing, or upon the occurrence of any other event that would entitle Purchaser to terminate this Agreement and its obligations hereunder, and if Seller fails to cure any such matter or satisfy such condition by the earlier of the Closing Date or ten (10) days after notice thereof from Purchaser (or such other time periods as may be explicitly provided for herein), unless otherwise provided for in this Agreement, Purchaser, as its sole and exclusive remedy shall elect either (a) to terminate this Agreement, in which event all other rights and obligations of Seller and Purchaser hereunder (except those set forth herein which expressly survive a termination of this Agreement) shall terminate immediately; or (b) to waive such matter or condition and proceed to Closing, with no reduction in the Purchase Price. In the event of such termination, the Earnest Money shall be refunded by the Escrow Agent to Purchaser. Notwithstanding the preceding sentence, if, at Closing, Seller fails to comply in any material respect with any of its obligations contained in Section 6.2 or Section 6.4 (the “Closing Obligations”), and if all conditions precedent to Seller’s obligations hereunder have been satisfied and Purchaser has fully performed all of its obligations under the Agreement, Purchaser shall have, in addition to Purchaser’s remedies contained in the preceding sentence, the option to waive all other actions, rights, or claims for damages for such failure, other than costs and expenses incurred in enforcing this Agreement, and to bring an equitable action to enforce the Closing Obligations by specific performance; provided, (a) Purchaser shall provide written notice of Purchaser’s intention to enforce the Closing Obligations by specific performance, and (b) Purchaser’s suit for specific performance shall be filed against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before sixty (60) days following the Closing Date, failing which, Purchaser shall be barred from enforcing the Closing Obligations by specific performance and shall be deemed to have elected to terminate this Agreement as provided herein. In the event that a court prohibits specific performance or if Seller intentionally refuses to close such transaction, Purchaser may pursue a claim for monetary damages in an amount not to exceed Purchaser’s actual and verifiable expenses in connection with this transaction.

9.2       Default by Purchaser. If the sale contemplated hereby is not consummated because of a default by Purchaser in its obligation to purchase the Property in accordance with this Agreement after Seller has performed or tendered performance of all of its material obligations in accordance with this Agreement, unless otherwise provided for in this Agreement, Seller, as its sole and exclusive remedy, shall be permitted to terminate this Agreement in which event the parties hereto shall be released from all further obligations hereunder except those which expressly survive a termination of this Agreement. In the event of such termination, Seller shall be entitled to receive the Earnest Money from the Escrow Agent as liquidated damages and not as penalty, in full satisfaction of its claims against Purchaser hereunder. Seller and Purchaser agree that Seller’s damages resulting from Purchaser’s default are difficult, if not impossible, to determine and the Earnest Money is a fair estimate of those damages which has been agreed to in an effort to cause the amount of said damages to be certain.

9.3       Costs and Attorneys’ Fees. In the event of any litigation or dispute between the parties arising out of or in any way connected with this Agreement, resulting in any litigation, then the prevailing party in such shall be entitled to recover its costs of prosecuting and/or defending same, including, without limitation, reasonable attorneys’ fees at trial and all appellate levels. The provisions of this Section 8.3 shall survive the termination of this Agreement.

9.4       Limitation of Liability. Notwithstanding anything herein to the contrary, the liability of each party hereto resulting from the breach or default by such party shall be limited to direct actual damages incurred by the injured party and each party hereto hereby waives its rights to recover from the other party consequential, punitive, exemplary, and speculative damages. The provisions of this Section 9.4 shall survive the termination of this Agreement.

ARTICLE X
MISCELLANEOUS PROVISIONS

10.1     Completeness; Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto. This Agreement may be modified only by a written instrument duly executed by the parties hereto.

10.2     Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their permitted respective successors and assigns.

10.3     Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a “day” or “days” shall refer to calendar days and not business days.

10.4     Governing Law. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the state in which the Property is located without regard to its principle of conflicts of law.

10.5     Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereto shall collectively constitute a single agreement. Telecopied signatures shall have the same valid and binding effect as original signatures.

10.6     Severability. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

10.7     Costs. Regardless of whether Closing occurs hereunder, and except as otherwise expressly provided herein, each party hereto shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees of attorneys, engineers and accountants.

10.8     Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, sent prepaid for next-day delivery by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as designated below. Any notice, request, demand or other communication delivered or sent in the manner aforesaid may be given by the party required to give such notice, etc., or its attorney, and shall be deemed given or made (as the case may be) when actually delivered to or refused by the intended recipient.

If to Seller:	RI II MC-HOU, LLC 6363 Woodway, Suite 110 Houston, Texas 77057 Attn: Alex Sims Telephone: (713) 977-7500 Facsimile: (713) 977-7505 asims@moodynational.com

If to Purchaser:	Moody National REIT II, Inc. 6363 Woodway, Suite 110 Houston, Texas 77057 Attn: Mary Smith Telephone: (713) 977-7500 Facsimile: (713) 977-7505 msmith@moodynational.com

If to Escrow Agent:	Moody National Title Company, L. P. 6363 Woodway, Suite 250 Houston, Texas 77057 Telephone: (713)977-1700 (Main) (713)273-6680 (Direct) Facsimile: (713)977-0117(Fax)

or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party and Escrow Agent in a manner described in this Section.

10.9     Escrow Agent. Escrow Agent has agreed to act as such for the convenience of the parties without fee or other charges for such services as Escrow Agent. Escrow Agent shall not be liable: (a) to any of the parties for any act or omission to act except for its own willful misconduct; (b) for any legal effect, insufficiency, or undesirability or any instrument deposited with or delivered by Escrow Agent or exchanged by the parties hereunder, whether or not Escrow Agent prepared such instrument; (c) for any loss or impairment of funds that have been deposited in escrow while those funds are in the course of collection, or while those funds are on deposit in a financial institution, if such loss or impairment results from the failure, insolvency or suspension of a financial institution; (d) for the expiration of any time limit or other consequences of delay, unless a properly executed written instruction, accepted by Escrow Agent, has instructed Escrow Agent to comply with said time limit; (e) for the default, error, action or omission of either party to the escrow. Escrow Agent, in its capacity as escrow agent, shall be entitled to rely on any document or paper received by it, believed by such Escrow Agent, in good faith, to be bona fide and genuine. In the event of any dispute as to the disposition of any monies held in escrow, or of any documents held in escrow, Escrow Agent may, if such Escrow Agent so elects, interplead the matter by filing an interpleader action in a court of competent jurisdiction in the county or circuit where the Real Property is located (to the jurisdiction of which both parties do hereby consent), and pay into the registry of the court such monies held by Escrow Agent, or deposit any such documents with respect to which there is a dispute in the registry of such court, whereupon such Escrow Agent shall be relieved and released from any further liability as Escrow Agent hereunder. Escrow Agent shall not be liable for Escrow Agent’s compliance with any legal process, subpoena, writ, order, judgment and decree of any court, whether issued with or without jurisdiction, and whether or not subsequently vacated, modified, set aside or reversed.

10.10   Incorporation by Reference. All of the exhibits and schedules attached hereto are by this reference incorporated and made a part hereof.

10.11   Further Assurances. Seller and Purchaser each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein provided that compliance with the provision of this Section shall not increase the liability of the complying party.

10.12   No Partnership. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of seller and purchaser specifically established hereby.

10.13   Time of Essence. Time is of the essence with respect to every provision hereof.

10.14   Signatory Exculpation. The signatory(ies) for Seller and Purchaser is/are executing this Agreement in his/their capacity as representative of such party and not individually and, therefore, shall have no personal or individual liability of any kind in connection with this Agreement and the transactions contemplated by it.

10.15   Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

(a)       Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

(b)       All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

(c)       The headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(d)       Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

10.16   No Recording. Neither this Agreement nor any memorandum hereof, or any other instrument intended to give notice hereof (or which actually gives notice hereof) shall be recorded.

10.17   Facsimile Signatures. The execution of this Agreement and all notices given hereunder and all amendments hereto, may be effected by facsimile signatures, all of which shall be treated as originals; provided, however, that the party receiving a document with a facsimile signature may, by notice to the other, require the prompt delivery of an original signature to evidence and confirm the delivery of the facsimile signature.

10.18   Assignment by Purchaser. Other than to an Affiliate of Purchaser, Purchaser may not assign its rights hereunder without the prior consent of Seller; however, any such assignment (including one to Purchaser’s Affiliate) shall not relieve Purchaser of its pre-Closing obligations under this Agreement.

10.19   Waiver. The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Purchaser of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

10.20   Section 1031 Exchange. Either party may consummate the purchase or sale of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that (i) the Closing shall not be delayed or affected by reason of an Exchange nor shall the consummation or accomplishment of any Exchange be a condition precedent or condition subsequent to a party’s obligations under this Agreement; (ii) any party desiring an Exchange shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary and the other party shall not be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating such Exchange; and (iii) the party desiring an Exchange shall be responsible for all costs and expenses, including reasonable attorney’s fees, that would not otherwise have been incurred by Purchaser or Seller had such party not consummated its purchase or sale through an Exchange. Neither party shall by this agreement or acquiescence to an Exchange desired by the other party (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the other party that such party’s Exchange in fact complies with Section 1031 of the Code. In connection with such cooperation, Seller agrees, upon request of Purchaser to “direct deed” for actual interests in the property to designees of Purchaser.

10.21   Public Announcements. Except as otherwise expressly provided herein, neither Seller nor Purchaser shall make any public statement or issue any press release prior to the Closing with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party. Seller hereby expressly acknowledges that Purchaser is a wholly-owned subsidiary of a publicly-traded company and that Seller is aware and will advise its owners, employees and agents that federal and state securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Seller further agrees that Purchaser shall have the right to disclose the fact that it is contemplating the purchase of the Property and such other details of the transaction to the extent Purchaser reasonably deems necessary to comply with applicable federal or state securities laws, rules or regulations.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed in their names by their respective duly authorized representatives.

SELLER:

RI II MC-HOU, LLC,
a Delaware limited liability company

By:	/s/ Brett C. Moody
Brett C. Moody, President

PURCHASER:

MOODY NATIONAL REIT II, INC.,
a Maryland corporation

By:	/s/ Brett C. Moody
Brett C. Moody, President

RECEIPT OF THIS AGREEMENT IS ACKNOWLEDGED BY MOODY NATIONAL TITLE COMPANY, L.P., EFFECTIVE AS OF MARCH _________, 2019.

MOODY NATIONAL TITLE COMPANY, L.P.

By:
Name:
Title:

EXHIBIT A

LEGAL DESCRIPTION

EXHIBIT “A”

EXHIBIT B

FORM OF SPECIAL WARRANTY DEED

Notice of confidentiality rights: If you are a natural person, you may remove or strike any or all of the following information from any instrument that transfers an interest in real property before it is filed for record in the public records: your Social Security number or your driver’s license number.

SPECIAL WARRANTY DEED

THE STATE OF TEXAS	§
	§	KNOW ALL PERSONS BY THESE PRESENTS:
COUNTY OF	§

THAT, RI II MC-HOU, LLC, a Delaware limited liability company (“Grantor”), for and in consideration of the sum of Ten and No/100 Dollars ($10.00) cash in hand paid by _____________________ (“Grantee”), whose address is 6363 Woodway Dr., Suite 110, Houston, Texas 77057, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Grantor, has GRANTED, BARGAINED, SOLD, and CONVEYED, and by these presents does GRANT, BARGAIN, SELL, and CONVEY unto Grantee, that certain tract of real property situated in Harris County, Texas, and described in Exhibit “A” attached hereto and made a part hereof for all purposes, together with all and singular the rights, privileges, hereditaments, and appurtenances pertaining to such real property, including any and all improvements and fixtures currently attached to and located thereon (the “Property”).

The conveyance of the Property is being made by Grantor and accepted by Grantee subject to all matters set forth in Exhibit B, attached hereto and incorporated herein by reference (collectively, the “Permitted Exceptions”).

GRANTOR further reserves and excepts from this conveyance, for GRANTOR and its successors and assigns, all oil, gas and other minerals owned by GRANTOR in, on, under, or that may be produced from the Property; provided, however, GRANTOR hereby expressly releases and waives, on behalf of itself and its successors and assigns, all rights of ingress and egress to enter upon the surface of the Property for purposes of exploring for, developing, drilling, producing, transporting, mining, treating, storing or any other purpose incident to the development or production of the oil, gas and other minerals reserved to GRANTOR as described hereinabove in, on, and under the Property.

TO HAVE AND TO HOLD the Property, together with, all and singular, the rights and appurtenances thereto in anywise belonging, to Grantee and Grantee’s successors and assigns forever; Grantor does hereby bind Grantor and Grantor’s heirs, executors, administrators, legal representatives, successors, and assigns to warrant and forever defend, all and singular, the Property unto the Grantee and Grantee’s successors and assigns, against every person whomsoever lawfully claiming or to claim the same, or any part thereof, by through or under Grantor, but not otherwise, subject however, to the Permitted Exceptions.

EXHIBIT “B”

GRANTEE ACKNOWLEDGES AND AGREES THAT EXCEPT FOR THE SPECIAL WARRANTY OF TITLE IN THIS DEED AND THE WARRANTIES AND REPRESENTATIONS SET FORTH IN ARTICLE III OF THAT CERTAIN AGREEMENT OF PURCHASE AND SALE DATED AS OF ___________________ (THE “AGREEMENT”) BY AND BETWEEN GRANTOR, AS SELLER, AND GRANTEE, AS PURCHASER, THE SAME BEING INCORPORATED HEREIN BY REFERENCE AND NOT MERGED BY THIS DEED, GRANTOR HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE. GRANTEE HEREBY ACKNOWLEDGES AND AGREES THAT THE PROPERTY IS ACCEPTED WITHOUT REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED (EXCEPT FOR THE SPECIAL WARRANTY OF TITLE SET FORTH IN THE DEED AND GRANTOR’S REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III OF THE AGREEMENT), AND OTHERWISE IN AN “AS IS”, “WHERE IS”, AND “WITH ALL FAULTS” CONDITION BASED SOLELY ON GRANTEE’S OWN INSPECTION AND GRANTOR’S REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III OF THE AGREEMENT. THIS ENTIRE PARAGRAPH HAS BEEN THE SUBJECT OF NEGOTIATION BETWEEN THE PARTIES HERETO, AND THE TERMS HEREIN HAVE BEEN BARGAINED FOR AND ARE A MATERIAL PART OF THE CONSIDERATION FOR THE AGREEMENT AND THIS DEED.

Taxes for the current year have been prorated as of the date hereof, and Grantee assumes and agrees to pay the same and all charges, ad valorem taxes, and assessments for the 2019 calendar year, later calendar years not yet due and payable, each to the extent attributable to all or part of the Property, and any taxes or assessments that might become due for prior years resulting from Grantee’s acquisition or change of use of the Property.

EXHIBIT “B”

[Signature Page to Special Warranty Deed]

EXECUTED to be effective the                   day of                                                      , 2019.

GRANTOR:

RI II MC-HOU, LLC,
a Delaware limited liability company

By:
Brett C. Moody, President

(Corporate Acknowledgment)

STATE OF TEXAS	§
§
COUNTY OF	§

This instrument was acknowledge before me on this _____ day of _____________, 2019, by Brett C. Mood, President of RI II MC-HOU, LLC, a Delaware limited liability company, on behalf of said limited liability company.

Notary Public, State of Texas
Notary’s Printed Name:
Commission expires:

EXHIBIT “B”

EXHIBIT C

PROCEDURE AND METHOD OF PRORATION
AND OTHER ADJUSTMENTS

Prior to the Closing, Seller and Purchaser shall jointly prepare a proposed closing statement containing the parties’ reasonable estimate of the items requiring proration and adjustment under Section 7.6 and other applicable Sections of this Agreement. Subsequent to the Closing, final adjustments and resulting payments between the parties (“true-ups”) shall be made in cash or immediately available funds as soon as practical, but not later than one hundred twenty (120) days following the Closing Date.

EXHIBIT “B”

EXHIBIT D

FORM OF BILL OF SALE

BILL OF SALE AND GENERAL ASSIGNMENT

THIS BILL OF SALE AND GENERAL ASSIGNMENT (this “Bill of Sale”) is made as of ____________, 2019, by and between RI II MC-HOU, LLC, a Delaware limited liability company (“Assignor”) and __________ (“Assignee”).

WHEREAS, Assignor and Assignee are parties to that certain Agreement of Purchase and Sale dated as of ____________, 2019, (“Agreement”) for the sale of the land and the improvements as more particularly described in the Agreement as the Residence Inn by Marriott Houston Medical Center/ NRG Park (“Property”) and the related personal property. Capitalized terms used, but not defined herein, shall have the meaning ascribed to such term in the Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1.       Seller has GRANTED, CONVEYED, SOLD, TRANSFERRED, SET-OVER, and DELIVERED, and by these presents does hereby GRANT, CONVEY, SELL, TRANSFER, SET-OVER, and DELIVER unto Assignee, all of its right, title and interest (if any), all items personal property of every kind and nature located on, attached to or used in the operation of the Property, including, but not limited to, Seller’s rights and interest, in, to: (a) all Tangible Personal Property; (b) all Intangible Personal Property; (c) Warranties and Guaranties; and (d) Advanced Bookings.

2.       This Bill of Sale and the provisions herein contained shall be binding upon and inure to the benefit of Assignee and Seller and their respective successors and assigns.

3.       This Bill of Sale may be executed in several counterparts and all counterparts so executed shall constitute one Assignment, binding on all the parties hereto and thereto, notwithstanding that all the parties are not signatories to the same counterpart.

THE PERSONAL PROPERTY IS BEING SOLD TO ASSIGNEE IN AN “AS IS, WHERE IS” CONDITION AS OF THE CLOSING WITH NO REPRESENTATIONS OR WARRANTIES FROM SELLER, EITHER EXPRESS OR IMPLIED.

[Signature page follows.]

EXHIBIT “B”

IN WITNESS WHEREOF, Assignor has executed and delivered this Bill of Sale the day and year first above written.

ASSIGNOR:

RI II MC-HOU, LLC,
a Delaware limited liability company

By:
Brett C. Moody, President

EXHIBIT “B”

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION OF AGREEMENTS

THIS ASSIGNMENT AND ASSUMPTION OF AGREEMENTS (this “Assignment”) is made as of ____________, 2019 (the “Effective Date”), by and between RI II MC-HOU, LLC, a Delaware limited liability company (“Seller”) and ________________ (“Purchaser”).

WHEREAS, Seller and Purchaser are parties to that certain Agreement of Purchase and Sale dated as of ____________, 2019, (“Agreement”) for the sale of the land and the improvements known as the Residence Inn by Marriott Houston Medical Center/ NRG Park as more particularly described in the Agreement (“Property”) and the related personal property. Capitalized terms used, but not defined herein, shall have the meaning ascribed to such term in the Agreement.

WHEREAS, in connection with the contribution of the Property, Seller desires to assign, and Purchaser desires to assume, all of Seller’s right, title, interest and obligations, if any, in all currently effective hotel agreements related to the Property.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound, the parties agree as follows:

1.       As of the Effective Date, Seller does hereby assign and convey to Purchaser, its successors and assigns, all of the right, title and interest of Seller, and of any Named Party (as defined below), in and to the hotel agreements and related unforfeited security deposits, and Purchaser does hereby assume such right, title and interest in and to the hotel agreements and related unforfeited security deposits. For purposes hereof, “Named Party” shall mean any person or entity that has executed as agent or under apparent authority, on behalf of Seller or its managing agent, any of the hotel agreements.

2.       Seller agrees to indemnify and save harmless Purchaser from any loss or damage, including court costs and reasonable attorneys’ fees, actually incurred relating to any default or other liabilities of Seller relating to the hotel agreements occurring prior to the Effective Date. Purchaser agrees to indemnify and hold harmless Seller from any loss or damage, including court costs and reasonable attorneys’ fees, actually incurred relating to any default or other liabilities of Purchaser relating to the hotel agreements occurring from and subsequent to the Effective Date, but not of the nature of a continuing default or breach of Seller under the hotel agreements which predates the Effective Date.

3.       This Assignment and the provisions herein contained shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and assigns.

4.       This Assignment may be executed in several counterparts and all counterparts so executed shall constitute one Assignment, binding on all the parties hereto and thereto, notwithstanding that all the parties are not signatories to the same counterpart.

EXHIBIT “B”

IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Assignment the day and year first above written.

SELLER:

PURCHASER

EXHIBIT “C”